Addendum to Strategic Alliance Agreement

This Addendum to the Strategic Alliance Agreement (‘addendum’) entered into between Solanex Management Inc., a Nevada corporation ("Solanex") and Eco Tech waste Management Systems Inc., a British Columbia corporation ("EcoTech") originally dated 23rd day of May, 2006 (‘Agreement’) is entered into this 12th day of October, 2006.

Preamble

Solanex is a technology development company specializing in high temperature soil remediation for the resource industry. EcoTech is a development company that specializes in high temperature burner and gasifier systems and has a capability to manufacture a prototype high temperature gasifier. Solanex and Ecotech have jointly developed a portable Soil Remediation System for the remediation of soil contaminated by industrial use. In consideration for $2,000 to be paid to Ecotech, the parties agree to expand their business relationship to include a portable high temperature steam generation technology and jointly develop and market portable high temperature burner gasifier systems for use across North America.

The steam generation technology is a natural off shoot from the original high temperature burner intended for use in soil remediation and is being developed for use in oil field situations where high-pressure steam is injected into the oil formation to soften the material in which the oil is trapped and help dilute and separate the oil from the earth. The steam injected under pressure also creates channels and cracks through which the oil can flow to the well.

To further this joint development, and in a spirit of good faith and mutual cooperation, the parties agree to abide by the terms, conditions and intent of their original Agreement dated May 23, 2006 and now to include the steam generation technology as well as the soil remediation burner.

Accepted and Agreed to this 12th of October, 2006

Solanex Management Inc.

/s/ Collin Hall
Collin Hall, President

Eco Tech Waste Management Systems Inc.

/s/ Anne Sanders
Anne Sanders, Chief Executive Officer